                                                                    Exhibit 10.6

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                             COLLABORATION AGREEMENT
                                     BETWEEN
                     LIPOMED INC. OF RALEIGH, NC ("LIPOMED")
                                       AND
              BRUKER INSTRUMENTS, INC. OF BILLERICA, MA ("BRUKER")

LipoMed and Bruker wish to collaborate on the adaptation, further development and deployment of Bruker's INCA(TM) (Integrated NMR Clinical Analyzer) for LipoMed's NMR LipoProfile(R) clinical laboratory test for blood lipoprotein levels.

As part of this Collaboration Agreement ("Agreement"), Bruker and LipoMed agree as follows:

1. A previously executed Confidential Disclosure Agreement, dated September 14, 1998, shall be extended for the duration of the Agreement.

2. LipoMed, including any subsidiaries or licensees of LipoMed, shall commit to the purchase of at least [**] INCA 400 MHz systems within [**] of the execution date of the Agreement. The systems will include Phase 1 technology, described below, and will optionally be equipped with Phase 2 technology should LipoMed so decide. Timing of the ordering and delivery of individual INCA units will be linked to development milestones as specified in Appendix A such that any delay in meeting or failure to meet such milestones shall correspondingly extend the [**] for purchase of the requisite INCA systems.

3. Bruker shall be responsible for the adaptation and further development of its present INCA system to meet LipoMed's specifications. Bruker will not charge LipoMed any development costs associated with these adaptations and further developments, unless specifically stated below. LipoMed will assist Bruker with the design and testing of the Phase 1 and Phase 2 technologies. However, Bruker retains all commercial and patent rights (if any) for these developments subject to any commercial and patent rights held or applied for by LipoMed with respect to its NMR LipoProfile technology or otherwise directly related to LipoMed's proprietary methods or technologies.

4. LipoMed and Bruker shall establish a Joint Development Team to formulate specifics of the development plan, including, but not limited to, project goals, specifications, milestones and testing. This Joint Development Team will consist of Drs. James Otvos and David Morgan (LipoMed), Werner Maas (Bruker Project Manager for INCA), and Tonio Gianotti (Bruker NMR Head of R&D). As needed, other individuals may be added to address specific project planning and execution issues.

5. LipoMed is aware that the INCA is not cleared by the U.S. FDA. LipoMed accepts all responsibility and costs associated with obtaining FDA (or an equivalent international organization's) clearance or adherence to its regulations. Bruker will make available any documentation needed to pursue this matter. It will be Bruker's responsibility to ensure that its equipment adheres to common international safety and quality standards as they relate to scientific equipment (Bruker is ISO 9001 certified and it's equipment meets CE standards. Bruker will promptly notify LipoMed if Bruker's ISO status changes or if its equipment fails to meet such CE standards).

6. The INCA system is a fully functional NMR system and consists of the following subunits:

   .   INCA protective enclosure containing all subunits.
   . New UltraShield II(TM) 400 MHz 54 mm magnet with lifting mechanism for service
   .   New, space-saving AVANCE 400 console [**].
   .   Shims, preamplifiers, [**] probe with automatic tuning capability.
   . Pentium PC computer (complete) with NT operating system, [**], flat panel external LCD Touchscreen monitor and a Touchscreen NMR Interface.
   . Unit 1 will be delivered with the NMR Case(TM) sample changer with new PLC controls.

7.   Bruker shall develop in Phase 1:

   . A high capacity (More than [**] samples) automated sample delivery system capable of generating NMR LipoProfile data on plasma samples Less than or equal to [**] ml at a rate of [**] sample/[**].
   . A new sample container format suitable for high through-put operation (container material, dimensions, and cost to be finalized during Collaboration).
   .   A means of [**] samples to the [**] prior to [**] the [**] for analysis.
   . A modified [**] NMR probe with [**] and [**] suitable for non-spinning new-format samples.
   . A modified INCA-GUI for executing automated NMR LipoProfile blood plasma testing, tailored for use by clinical laboratory technicians. The detailed specifications for this GUI will be defined by the Joint Development Team, with detailed input from LipoMed. Note: If LipoMed requires GUI software capabilities beyond those specified in advance by the Joint Development Team, it may develop these in-house at its own expense. Bruker will assist in this effort by making available to LipoMed on a confidential basis whatever documentation and source code is needed. Alternatively, LipoMed can contract with Bruker for additional software development services at a discounted professional services rate of $1,000 per day, or $150 per hour, not including travel and additional expenses.

       Bruker and LipoMed agree that during the Phase 1 development effort the present technical concepts could be modified substantially in order to achieve the sample throughput, data quality and reliability required for LipoMed's use of INCA. Since Bruker is not equipped to handle hazardous biological materials (ie., blood plasma), all plasma testing will be conducted at LipoMed on a prototype INCA system. Testing at Bruker shall be restricted to suitable non-hazardous samples to be supplied by LipoMed. Once Phase 1 is successfully completed, development of Phase 2 will begin.

8.   In the optional Phase 2, Bruker shall develop the following adaptations:

    . A mechanism of transporting samples, or sample racks, to the rapid sample changer to enable unattended analysis of at least 300 samples, either by means of a new automated sample tray changer (ASTC) or any other method deemed suitable by the Joint Development Team.
    . A modified GUI for executing automated NMR LipoProfile blood plasma testing on batches of at least 300 samples, tailored for use by clinical laboratory technicians. The detailed specifications for this GUI will be defined by the Joint Development Team, with detailed input from LipoMed.
       Note: If LipoMed requires GUI software capabilities beyond those specified in advance by the Joint Development Team, it may develop these in-house at its own expense. Bruker will assist in this effort by making available to LipoMed on a confidential basis whatever documentation and source code is needed. Alternatively, LipoMed can contract with Bruker for additional software development services at a discounted professional services rate of $1,000 per day, or $150 per hour, not including travel and additional expenses.

       Phase 2 will begin after Phase 1 is finished, and will take approximately twelve months.

9. It is agreed that sample collection, storage, preparation, and transfer to the NMR measurement container, sample (or sample tray) labeling for unambiguous identification, sample positioning in the NMR sample tray, sample disposal after measurement, and commercial aspects of testing (e.g. patient info, billing, etc.), as well as all consumables are the sole responsibility of LipoMed, and are not included in the Collaboration Agreement.

10. The price for each of the first [**] INCA systems sold to LipoMed, including items developed or adapted in Phase 1, plus installation, training, and a one-year warranty is $[**]. Accessory items developed or adapted in Phase 2 are priced at $[**] for each INCA system, including installation and a one-year warranty. Payment terms for the first [**] systems are outlined in Appendix A.

11. The price for additional INCA systems (which include Phase 1 accessories) beyond the first [**] sold to LipoMed shall be negotiated, but will not exceed $[**] each. The price for the Phase 2 accessories shall not exceed $[**].

12. In consideration for LipoMed's commitment to purchase [**] INCA systems in accordance with paragraph 2 of this Agreement, Bruker will not knowingly sell or utilize its INCA systems (or Phase 1 or Phase 2 accessories) for commercial use in lipoprotein and subclass analysis in the fields of cardiovascular disease and diabetes (the "Restricted Field") during such initial 36-month period. Bruker further agrees that for a period of seven years following such initial three-year period, it will not knowingly sell or utilize its INCA system for commercial use in the Restricted Field provided that LipoMed, including its subsidiaries, affiliates or licenses, purchases at least [**] additional INCA systems each year.

13. The parties agree that upon development of the sample containers to be used with the rapid sample changer and agreement on the container specifications, they will negotiate in good faith a supplier agreement between LipoMed and Bruker for such sample containers. Provided, however, that LipoMed agrees not to reverse engineer Bruker proprietary sample formats which Bruker NMR develops for the INCA or other high-throughput NMR systems.

14.    INSTALLATION, WARRANTY AND SERVICE
       Bruker NMR remains responsible for installation, warranty service and post-warranty service of all INCA systems. The purchase of each INCA system includes one installation and demonstration of specifications by Bruker NMR free-of-charge. The cost of customer site preparation according to Bruker's site planning guide, or rigging and transportation of the system into the LipoMed or customer lab, and consumables required for the installation are not included in the Bruker NMR OEM price. Additional installations, if any, will be billed by Bruker NMR to LipoMed at normal posted service rates. Each system price includes a one-year limited warranty under Bruker's standard warranty terms. The period of warranty is one year following demonstration of specifications, but in any event not more than 15 months after delivery. Warranty covers both parts and labor. For those items supplied but not manufactured by Bruker, the warranty terms of the manufacturer will be transferred to the buyer. After the expiration of the one-year limited warranty LipoMed, or the final customer, may purchase additional annual Maintenance Service Agreements (MSA) or per-call service from the Bruker service organization in each country at normal MSA or per-call service rates, posted in each country from time to time. If a customer requires additional response time guarantees, or 24/7 coverage, then Bruker's standard surcharges to the normal MSA rates will apply.

       LipoMed will remain responsible for service issues not related to the automated NMR data acquisition, such as sample preparation and handling, administration, patient billing and data tracking.

15. GENERAL TERMS AND CONDITIONS

 15.1. LipoMed and Bruker will jointly and by mutual agreement develop and release a press release and other related statements, explaining the benefits of this Agreement to future customers.

 15.2. Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in paragraph 12.

 15.3. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and equipment. LipoMed shall not export or re-export any Bruker product or technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized. Bruker shall be solely responsible for compliance with all applicable laws, regulations and rules relating to the import of equipment, parts or technology for the INCA systems.

 15.4    This Agreement does not create any agency or partnership relationship.

 15.5. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

 15.6. Drafts to this agreement were exchanged and drafted by both parties hereto, and accordingly this Agreement shall be considered jointly drafted.

 15.7 This Agreement is made under, and shall be construed according to, the laws of the Commonwealth of Massachusetts.


For LipoMed:                                 For Bruker:

/s/ Richard A. Franco                        /s/ Frank H. Laukien
-----------------------------------          -----------------------------------

Richard A. Franco                            Frank H. Laukien, Ph.D.
CEO, Lipomed, Inc.                           President, Bruker Instruments, Inc.

Date: 3/2/00

                                   APPENDIX A

-----------------------------------------------------------------------------------------------

Approximate          Development                   Order/Delivery                  Payment
   Date               Milestones                      Schedule                     Schedule

-----------------------------------------------------------------------------------------------
[**]               Commence Phase 1 planning            [**]                      $[**] ([**]%)

                       Make [**] decision

                       Make [**] decision

[**]                                                  [**] and [**] at LM         $[**] ([**]%)

                    Determine [**] via plasma
                            [**] at LM

                   Demonstrate Phase 1 [**] at
                             Bruker

                     Develop and test [**]
[**]                                                   [**] Phase 1 [**]          $[**] ([**]%)

                    [**] Phase 1 [**] at LM

                      [**] software at LM

[**]                                               [**] Phase 1 [**] and [**]     $[**] ([**]%)

[**]               Begin Phase 2 development                  [**]                $[**] ([**]%)

[**]                                               [**] and [**] [**] with        $[**] ([**]%)
                                                         Phase 1 [**]
-----------------------------------------------------------------------------------------------

Approximate          Development                   Order/Delivery                  Payment
   Date               Milestones                      Schedule                     Schedule

-----------------------------------------------------------------------------------------------
[**]                                                            [**]              $[**] ([**]%)
[**]                                              [**]                            $[**] ([**]%)
                   Demonstrate Phase 2 [**] at
                             Bruker

                                                    [**] Phase 2 [**] for [**]    $[**]([**]%)


[**]                                                [**] and [**] [**] with       $[**]([**]%)
                                                         Phase 1  [**]

[**]                   [**]                                $[**]([**]%)
[**]                       [**] Phase 2 [**] on [**]       $[**]([**]%)[**]

[**]                      [**] of Phase 2 [**] on [**]     $[**]([**]%)

[**]                       [**] with Phase 1 & 2 [**]      $[**]([**]%)

[**]                             [**] and [**]             $[**]([**]%)

[**]                   [**]                                $[**]([**]%)
[**]                       [**] with Phase 1 & 2 [**]      $[**]([**]%)

[**]                   [**] and [**]                       $[**]([**]%)

[**]                   [**] of [**]                        $[**]([**]%)

--------------------------------------------------------------------------------

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